Exhibit 99.1

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION OF NEOGEN

On December 13, 2021, 3M Company (“3M”), Garden SpinCo Corporation (“Garden SpinCo”), currently a wholly owned subsidiary of 3M, Neogen Corporation (“Neogen”) and Nova RMT Sub, Inc., a wholly owned subsidiary of Neogen (“Merger Sub”), entered into certain definitive agreements, including the Agreement and Plan of Merger, dated as of December 13, 2021, by and among 3M, Neogen, Garden SpinCo and Merger Sub, the Separation and Distribution Agreement, dated as of December 13, 2021, by and among 3M, Garden SpinCo and Neogen, and the Asset Purchase Agreement, dated as of December 13, 2021, by and between 3M and Neogen, pursuant to which, among other things, the Food Safety Business (defined below) will combine with Neogen in a Reverse Morris Trust transaction (the transactions contemplated by the Merger Agreement, Separation Agreement, Asset Purchase Agreement and related transaction documents, collectively, the “Transactions”).  The following summary unaudited pro forma combined financial information of Neogen and the Food Safety Business is being provided to help you in your analysis of the financial aspects of the Transactions.

As used in this document, the “Food Safety Business” refers to the business conducted by the Food Safety department of 3M and its subsidiaries.  The Food Safety Business includes the manufacturing, marketing, distributing, selling and servicing of products or services designed or marketed for (i) detecting, enumerating and culturing (or collecting or holding for the purpose of detecting, enumerating, and culturing) microorganisms or food allergens in commercial food safety applications (except where solely performed to assess the need for or to evaluate the efficacy of filtration and separation products of the 3M Separation and Purification Sciences Division) and (ii) detecting adenosine triphosphate to determine the hygienic status of surfaces, products or environments, in each case in commercial food safety applications.

Summary Unaudited Pro Forma Combined Financial Information of Neogen

The following tables present summary unaudited pro forma combined financial information of Neogen, which has been prepared by Neogen to reflect the Transactions as described in, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Financial Information of Neogen and the Food Safety Business included in Exhibit 99.2 to the current report on Form 8-K to which this document is attached as an exhibit. The summary unaudited pro forma combined balance sheet as of May 31, 2022 has been prepared to reflect the Transactions as if they had occurred on May 31, 2022. The summary unaudited pro forma combined statements of income for the year ended May 31, 2022 have been prepared to reflect the Transactions as if they had occurred on June 1, 2021.

In addition, the tables below present summary unaudited pro forma condensed combined statements of income for Neogen for the twelve months ended February 28, 2022, to reflect the Transactions as if they had occurred on June 1, 2020. The presentation of this twelve months ended February 28, 2022 information is not made in accordance with U.S. generally accepted accounting principles (“GAAP”). These twelve months ended February 28, 2022 results are for illustrative purposes only. This data is presented as it is the basis for certain ratios and as adjusted financial information included in Neogen’s Registration Statement on Form S-4 (Registration No. 333-263667) (the “Neogen Registration Statement”) and Garden SpinCo’s Registration Statement on Form S-4 and Form S-1 (Registration No. 333-263669) (the “SpinCo Registration Statement” and, together with the Neogen Registration Statement, the “Registration Statements”) that Neogen believes is useful as supplemental measures for stockholders in assessing the impact of the Transactions and because such information was provided to participants in the offering of 8.625% Senior Notes due 2030 that were issued by Garden SpinCo in connection with the Transactions. See “Non-GAAP Financial Measures” described below.

(in thousands)	As of May 31, 2022
Pro Forma Condensed Combined Balance Sheet:
Total assets	$4,799,026
Long-term debt	$986,688
Total liabilities	$1,617,129
Total shareholders’ equity	$3,181,897

	Fiscal Year Ended May 31,	Twelve Months Ended February 28,
(In thousands of U.S. dollars, except per share and % amounts)	2022	2022
Pro Forma Condensed Combined Statements of Income:
Total revenues	$897,562	$888,984
Cost of revenues	444,121	433,826
Gross margin	453,441	455,158
Operating expenses	511,104	457,755
Operating income (loss)	(57,663)	(2,597)
Interest income	1,267	784
Finance expense	(66,965)	(59,465)
Other income (expense)	322	(186)
Total other income (expense)	(65,376)	(58,867)
Income (loss) before taxes	(123,039)	(61,464)
Provision for Income Taxes	(24,207)	(12,142)
Net Income (loss)	$(98,832)	$(49,322)
Pro forma net income margin (%)(a)	(11.0)%	(5.5)%
Pro forma net (loss) attributable to common shareholders.	$(98,832)	$(49,322)
Pro forma net (loss) per share of common stock – basic and diluted	(0.46)	(0.23)
Weighted average number of shares outstanding – basic and diluted	215,954	215,918

(a)	Management of Neogen defines pro forma net income margin as pro forma net income as a percentage of pro forma total revenues.

	As of and for the
(In thousands of U.S. dollars, except as specified)	Year Ended May 31,		Twelve Months Ended February 28,
	2022		2022
Other Financial Information(1):
Pro Forma EBITDA(2)(4)	143,910		198,506
Pro Forma Adjusted EBITDA(3)(4)	221,946		226,721
Pro Forma Adjusted EBITDA margin(3)(4)	24.7%		25.5%
Pro Forma Net Debt(5)	626,412		637,607
Ratio of Pro Forma Net Debt to Pro Forma Adjusted EBITDA(3)(5)(6)	2.8	x	2.8	x
Ratio of Pro Forma Adjusted EBITDA to pro forma finance expense(3)(7)	3.3	x	3.8	x

(1)	See “Non-GAAP Financial Measures” for further details.
(2)	Management of Neogen defines Pro Forma EBITDA as pro forma net income before pro forma interest, income taxes, and depreciation and amortization.
(3)	Management of Neogen defines Pro Forma Adjusted EBITDA as Pro Forma EBITDA, adjusted for pro forma stock-based compensation and certain pro forma transaction fees and expenses.
(4)	A reconciliation between pro forma net income, on one hand, and pro forma EBITDA and Pro Forma Adjusted EBITDA, on the other hand, is as follows:

	Year Ended May 31,	Twelve Months Ended February 28,
(In thousands of U.S. dollars, except as specified)	2022	2022
Pro forma net income	$(98,832)	$(49,322)
Pro forma net income margin (%)(a)	(11.0)%	(5.5)%
Provision for income taxes	(24,207)	(12,142)
Interest	65,698	58,681
Depreciation and amortization	201,251	201,289
Pro Forma EBITDA	143,910	198,506
Stock-based compensation	8,848	8,307
Certain transaction fees and expenses	69,188	19,908
Pro Forma Adjusted EBITDA	$221,946	$226,721
Pro forma Adjusted EBITDA margin (%)(b)	24.7%	25.5%

	(a)	Management of Neogen defines pro forma net income margin as pro forma net income as a percentage of pro forma total revenues.
	(b)	Management of Neogen defines Pro Forma Adjusted EBITDA margin as Pro Forma Adjusted EBITDA as a percentage of pro forma total revenues.
(5)	Management of Neogen defines pro forma net debt as pro forma long-term debt less pro forma cash and cash equivalents and marketable securities.
(6)	The ratio of Pro Forma Net Debt to Pro Forma Adjusted EBITDA is determined by dividing (i) Pro Forma Net Debt as of period end by (ii) Pro Forma Adjusted EBITDA for the twelve months then ended.
(7)
The ratio of Pro Forma Adjusted EBITDA to pro forma finance expense is determined by dividing Pro Forma Adjusted EBITDA by pro forma finance expense. For each increase or decrease in assumed interest rates of 0.125% related to the assumed $650.0 million Term Loan Facility to be issued on a pro forma basis as part of the Transactions, annual interest expense would increase or decrease by approximately $0.8 million for the year ended May 31, 2022 and for the twelve months ended February 28, 2022.

Non-GAAP Financial Measures

This document includes certain pro forma financial information of Neogen that differs from what is reported in accordance with GAAP. These non-GAAP financial measures consist of Pro Forma EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA margin and pro forma net debt. These non-GAAP financial measures are included in this document because management of the Food Safety Business believes that they provide investors with additional useful information to measure the performance or liquidity of the Food Safety Business, and because these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as common performance measures to compare results or liquidity or estimate valuations across companies in the Food Safety Business’s industry. In particular:

•	Management of Neogen defines Pro Forma EBITDA as pro forma net income before pro forma interest, income taxes, and depreciation and amortization.

•	Management of Neogen defines Pro Forma Adjusted EBITDA as Pro Forma EBITDA, adjusted for pro forma stock-based compensation and certain pro forma transaction fees and expenses.

•	Management of Neogen defines Pro Forma Adjusted EBITDA margin as Pro Forma Adjusted EBITDA as a percentage of pro forma total revenues.

•
Management of Neogen defines pro forma net debt as pro forma long-term debt less pro forma cash and cash equivalents and marketable securities. Pro forma net debt (and measures derived therefrom) will form the basis for calculations to determine the combined company’s compliance with certain covenants in the Permanent Financing.

These non-GAAP financial measures are presented for informational purposes only. Pro Forma EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA margin and pro forma net debt are not recognized terms under GAAP and should not be considered in isolation or as a substitute for, or superior to, net income (loss), operating income, cash flow from operating activities or other measures of financial performance or any other generally accepted accounting principles. This information does not purport to represent the results Neogen or the combined company would have achieved had any of the transactions for which an adjustment is made occurred at the beginning of the periods presented or as of the dates indicated. This information is inherently subject to risks and uncertainties. It may not give an accurate or complete picture of Neogen’s financial condition or results of operations for the periods presented and should not be relied upon when making an investment decision.

The use of the terms Pro Forma EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA margin and pro forma net debt may not be comparable to similarly titled measures used by other companies or persons due to potential differences in the method of calculation. Additionally, the non-GAAP financial measures of Neogen may not be directly comparable to future non-GAAP financial measures that may be used by the combined company.

These non-GAAP financial measures have limitations as analytical tools. For example, for Pro Forma EBITDA-based metrics:

•	do not reflect changes in, or cash requirements for Neogen’s working capital needs;

•	do not reflect Neogen’s interest expense or cash requirements necessary to service interest or principal payments on its indebtedness;

•	do not reflect Neogen’s tax expense or the cash requirements to pay its taxes;

•	do not reflect the historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	do not reflect the effect on earnings or changes resulting from matters that Neogen considers not to be indicative of its future operations;

•	do not reflect any cash requirements for future replacements of assets that are being depreciated and amortized; and

•	may be calculated differently from other companies in Neogen’s industry limiting their usefulness as comparative measures.

You should compensate for these limitations by relying primarily on the financial statements of Neogen and the Food Safety Business that are included or incorporated by reference in the Registration Statements or included in the current report on Form 8-K to which this document is attached, and using these non-GAAP financial measures only as a supplement to evaluate the respective performance of Neogen and the Food Safety Business.

In addition, this document contains certain unaudited pro forma financial information under the heading “Twelve Months Ended February 28, 2022” calculated (i) in the case of information derived from the financial information of Neogen, by adding the relevant financial information for the nine months ended February 28, 2022 to the relevant financial information for the year ended May 31, 2021, and subtracting the relevant financial information for the nine months ended February 28, 2021 and (ii) in the case of information derived from the financial information of the Food Safety Business, utilizing information for the twelve months ended March 31, 2022, by adding the relevant financial information for the three months ended March 31, 2022 to the relevant financial information for the year ended December 31, 2021, and subtracting the relevant financial information for the three months ended March 31, 2021.   As Neogen’s financial year ends on May 31, and the Food Safety Business’s financial year ends on December 31, the presentation of this information is not made in accordance with GAAP. These results are for illustrative purposes only. We present this data as it is the basis for certain ratios and as adjusted financial information included in the Registration Statements that Neogen believes is useful as supplemental measures for stockholders in assessing the impact of the Transactions and was provided to investors in connection with the offering of the 8.625% Senior Notes due 2030 issued by Garden SpinCo. This data is not indicative of the results that may be expected for any fiscal year end, and should not be used as the basis for, or prediction of, an annualized calculation.

Cautionary Note on Forward-Looking Statements

This document includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, including statements regarding the proposed transaction between Neogen, 3M and Garden SpinCo. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “forecast,” “outlook,” “target,” “endeavor,” “seek,” “predict,” “intend,” “strategy,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements. All statements, other than historical facts, including, but not limited to, statements regarding the expected timing and structure of the proposed transaction, the ability of the parties to complete the proposed transaction, the expected benefits of the proposed transaction, including future financial and operating results and strategic benefits, the tax consequences of the proposed transaction, and the combined Neogen-Garden SpinCo company’s plans, objectives, expectations and intentions, legal, economic and regulatory conditions, and any assumptions underlying any of the foregoing, are forward-looking statements.

These forward-looking statements are based on Neogen and 3M’s current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from Neogen and 3M’s current expectations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, (1) that one or more closing conditions to the proposed transaction may not be satisfied or waived, on a timely basis or otherwise, including that the required approval by the shareholders of Neogen may not be obtained; (2) the risk that the proposed transaction may not be completed on the terms or in the timeframe expected by Neogen, 3M and Garden SpinCo, or at all; (3) unexpected costs, charges or expenses resulting from the proposed transaction; (4) uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; (5) failure to realize the anticipated benefits of the proposed transaction, including as a result of delay in completing the proposed transaction or integrating the business of Neogen and the Food Safety Business, on the expected timeframe or at all; (6) the ability of the combined company to implement its business strategy; (7) difficulties and delays in the combined company achieving revenue and cost synergies; (8) inability of the combined company to retain and hire key personnel; (9) the occurrence of any event that could give rise to termination of the proposed transaction; (10) the risk that stockholder litigation in connection with the proposed transaction or other litigation, settlements or investigations may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (11) evolving legal, regulatory and tax regimes; (12) changes in general economic and/or industry specific conditions; (13) actions by third parties, including government agencies; (14) the risks that the anticipated tax treatment of the proposed transaction is not obtained; (15) the risk of greater than expected difficulty in separating the Food Safety Business from the other businesses of 3M; (16) risks related to the disruption of management time from ongoing business operations due to the pendency of the proposed transaction, or other effects of the pendency of the proposed transaction on the relationship of any of the parties to the proposed transaction with their employees, customers, suppliers, or other counterparties; and (17) risk factors detailed from time to time in Neogen’s and 3M’s reports filed with the SEC, including Neogen’s and 3M’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC, including the Neogen Registration Statement, which was declared effective by the SEC on August 4, 2022, Neogen’s definitive proxy statement on Schedule 14A with respect to the special meeting of Neogen shareholders in connection with the proposed transaction filed with the SEC on July 18. 2022, as amended and supplemented, and the SpinCo Registration Statement, which was declared effective by the SEC on August 4, 2022. The foregoing list of important factors is not exclusive.

Any forward-looking statements speak only as of the date of this communication. None of Neogen, 3M or Garden SpinCo undertakes, and each party expressly disclaims, any obligation to update any forward-looking statements, whether as a result of new information or development, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.